Exhibit 99.1

[Logo of Michael Foods Inc.]	NEWS

301 Carlson Parkway ■ Suite 400 ■ Minnetonka, MN 55305 ■ (952) 258-4000 FAX (952) 258-4911 Visit Michael Foods, Inc. on the Internet: www.michaelfoods.com

CONTACT:	Mark D. Witmer Treasurer & Secretary (952) 258-4906

For Immediate Release

MICHAEL FOODS REPORTS THIRD QUARTER RESULTS

MINNETONKA, Nov. 3 — Michael Foods, Inc. today reported financial results for the quarterly period ended September 30, 2005. Net earnings for the three months ended September 30, 2005 were $9.3 million, compared to $8.1 million in the 2004 period, an increase of 15%. Net sales for the three months ended September 30, 2005 were $309.2 million, compared to $323.9 million in the 2004 period, a decrease of 5%. Net earnings for the nine months ended September 30, 2005 were $24.4 million, compared to $23.7 million in the 2004 period, an increase of 3%. Net sales for the nine months ended September 30, 2005 were $915.2 million, compared to $989.2 million in the 2004 period, a decrease of 7%.

Earnings before interest, taxes, depreciation and amortization (EBITDA, as defined in our credit agreement) for the three months ended September 30, 2005 were $45.7 million, compared to $42.2 million in the 2004 period, an increase of 8%. EBITDA for the nine months ended September 30, 2005 was $130.5 million, compared to $128.5 million in the 2004 period, an increase of 2%. We use EBITDA as a measurement of our financial results because we believe it is indicative of the relative strength of our operating performance, it is used to determine incentive compensation levels and it is a key measurement contained in the financial covenants of our senior indebtedness.

Commenting on the third quarter results, Chairman, President and Chief Executive Officer Gregg A. Ostrander said, “We are pleased to have higher EBITDA in the current cost environment. We are battling much higher diesel, natural gas and packaging costs. Our efforts to effectively manage costs elsewhere, coupled with volume growth in our Egg Products and Potato Products divisions, largely resulted in the net earnings and EBITDA improvement year-over-year. Our largest division, Egg Products, matched the third quarter 2004 EBITDA level thanks to volume growth in higher value-added lines in both the retail and foodservice markets. By contrast, food ingredients egg products results were lower compared to 2004 period levels and reflect much lower market-driven pricing. This variability is not unusual within our egg products portfolio.”

Ostrander added, “Our Refrigerated Distribution operations were very pleasing. Although net sales fell slightly, EBITDA for the division increased 27%, reflecting good results from our core branded cheese line. The Potato Products Division again showed strong net sales and EBITDA growth, with the latter ahead 56%. These results reflected a better sales mix, strong unit sales growth in both the foodservice and retail markets, and improved raw material quality.”

Ostrander concluded, “Our free cash flow generation remains strong, with cash and equivalents currently in excess of $70 million. Given our business trends, working capital needs, and capital spending forecast, we would expect to continue to generate meaningful free cash flow into 2006 and beyond.”

Unaudited segment data follows (in thousands):

	Egg Products	Refrigerated Distribution	Potato Products	Corporate	Total

Quarter ended Sept. 30, 2005:
External net sales	$218,524	$66,078	$24,552	N/A	$309,154
EBITDA*	36,731	4,607	5,298	(963)	45,673

Quarter ended Sept. 30, 2004:
External net sales	$234,945	$68,713	$20,213	N/A	$323,871
EBITDA*	36,859	3,640	3,402	(1,706)	42,195

Nine months ended Sept. 30, 2005:
External net sales	$645,609	$196,986	$72,648	N/A	$915,243
EBITDA*	105,241	13,988	15,817	(4,505)	130,541

Nine months ended Sept. 30, 2004:
External net sales	$719,658	$210,652	$58,857	N/A	$989,167
EBITDA* (a)	111,912	12,281	9,231	(4,953)	128,471

*	as defined in our senior credit facility.

(a)	Egg Products results include approximately $2,000 related to amounts received under patent infringement settlements in the 2004 period.

We believe EBITDA is a widely accepted financial indicator used to analyze and compare companies on the basis of operating performance. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and is not indicative of operating profit or cash flow from operations as determined under generally accepted accounting principles.

The following table reconciles our net earnings to EBITDA for the three months ended September 30, 2005 (in thousands):

	Egg Products	Refrigerated Distribution	Potato Products	Corporate	Total

Net earnings (loss)	$12,607	$2,071	$2,230	$(7,620)	$9,288
Interest expense, excluding amortization of debt issuance costs	87	—	—	11,079	11,166
Amortization of debt issuance costs	—	—	—	516	516
Income tax expense (benefit)	6,801	1,230	1,340	(3,802)	5,569
Depreciation and amortization	14,854	1,166	1,595	1	17,616
Equity sponsor management fee	—	—	—	444	444
Industrial revenue bonds related expenses	241	—	—	—	241
Other	2,027	140	133	(1,581)	719

	36,617	4,607	5,298	(963)	45,559
Less:
Unrealized gains on swap contracts	114	—	—	—	114

EBITDA (as defined in our senior credit facility)	$36,731	$4,607	$5,298	$(963)	$45,673

The following table reconciles our net earnings to EBITDA for the three months ended September 30, 2004 (in thousands):

	Egg Products	Refrigerated Distribution	Potato Products	Corporate	Total

Net earnings (loss)	$12,960	$1,464	$884	$(7,203)	$8,105
Interest expense, excluding amortization of debt issuance costs	73	—	—	9,699	9,772
Amortization of debt issuance costs	—	—	—	510	510
Income tax expense	7,942	920	560	(4,340)	5,082
Depreciation and amortization	14,049	1,122	1,832	3	17,006
Equity sponsor management fee	—	—	—	375	375
Industrial revenue bonds related expenses	227	—	—	—	227
Other non-recurring charges related to acquisition accounting	166	—	—	—	166
Other	1,442	134	126	(750)	952

EBITDA (as defined in our senior credit facility)	$36,859	$3,640	$3,402	$(1,706)	$42,195

Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products, and refrigerated potato products. Principal subsidiaries include M. G. Waldbaum Company, Papetti’s Hygrade Egg Products, Inc., Crystal Farms Refrigerated Distribution Company, and Northern Star Co.

Consolidated statements of earnings follow:

Michael Foods, Inc.

Consolidated Statements of Earnings

(000’s, unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004

Net sales	$309,154	$323,871	$915,243	$989,167

Cost of sales	249,923	267,140	739,981	819,614

Gross profit	59,231	56,731	175,262	169,553

Selling, general & administrative	32,816	33,117	100,428	97,986

Operating profit	26,415	23,614	74,834	71,567

Interest expense, net	11,535	10,576	35,150	32,137

Other expense	23	(149)	711	923

Earnings before income taxes	14,857	13,187	38,973	38,507

Income tax expense	5,569	5,082	14,610	14,832

NET EARNINGS	$9,288	$8,105	$24,363	$23,675

Selected Balance Sheet Information (unaudited):			September 30, 2005	December 31, 2004
Cash and equivalents			$64,460	$31,816

Accrued interest			8,008	5,144

Total debt, including current maturities			756,948	750,783

Certain items in this release may be forward-looking statements. Such forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, changes in domestic and international economic conditions. Risks and uncertainties also include how the Company’s cash management activities, and those of its customers and suppliers, along with the Company’s growth plans, affect working capital components. Also, the Company faces normal, and at times notable, variances in the supply of, and demand for, eggs, grain feed inputs, and cheese, which can result in pricing and profit margin volatility for certain egg products and cheese. As a result, the Company’s actual financial results could differ materially from the results estimated by, forecasted by, or implied by the Company in such forward-looking statements.

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